CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.com www.stbancorp.com
FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Declares Dividend
Indiana, Pa. - January 28, 2020 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, with operations in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York, declared a $0.28 per share cash dividend at its regular meeting held January 27, 2020. This is an increase of 3.7 percent compared to a common stock dividend of $0.27 per share declared in the same period in the prior year. The annualized yield using the January 27, 2020 closing price of $38.41 is 2.9 percent. The dividend is payable February 27, 2020 to shareholders of record on February 13, 2020.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $8.7 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was recently named by Forbes as a 2019 World's Best Bank. Established in 1902, S&T Bank operates in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York. For more information visit stbancorp.com, stbank.com, and follow us on Facebook, Instagram, and LinkedIn.